CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Post-Effective Amendment to the Registration Statement on Form N-1A of Advisors Series Trust and to the use of our report dated December 14, 2007 on the financial statements and financial highlights of Provident Investment Counsel Flexible Growth Fund and Provident Investment Counsel Small Cap Growth Fund, each a series of Advisor Series Trust.   Such financial statements and financial highlights appear in the 2007 Annual Report to Shareholders which is incorporated by reference into the Statement of Additional Information.

/s/ TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania
February 28, 2008